Page 1 of 5 Pages



                             UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549



                            SCHEDULE 13G


              Under the Securities Exchange Act of 1934

                         (Amendment No. 1)*


                 Osborn Communications Corporation

                         (Name of Issuer)

              Common Stock, par value $.01 per share

                  (Title of Class of Securities)

                            687787 10 1

                          (CUSIP Number)

Check the following box if a fee is being paid with this statement [   ]. (A
fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO.   687787 10 1                  13G                  PAGE 2 OF 5 PAGES


1               NAME OF REPORTING PERSON
                S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Frank D. Osborn
                ###-##-####

2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [  ]
                                                                  (b) [  ]
3               SEC USE ONLY

4               CITIZENSHIP OR PLACE OF ORGANIZATION

                         United States

NUMBER OF       5                    SOLE VOTING POWER
SHARES                                    516,775
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH
                6                    SHARED VOTING POWER

                                           0
                7                    SOLE DISPOSITIVE POWER

                                           516,775
                8                    SHARED DISPOSITIVE POWER

                                           0

9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       516,775
10              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*

11              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       9.8

12              TYPE OF REPORTING PERSON*

                       IN

                   *SEE INSTRUCTION BEFORE FILLING OUT!


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                                                     Page 3 of 5 Pages



ITEM 1(a)                      NAME OF ISSUER
                               Osborn Communications Corporation
                               (the "Issuer")

ITEM 1(b)                      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                               130 Mason Street
                               Greenwich, CT  06830

ITEM 2(a)                      NAME OF PERSON FILING:
                               Frank D. Osborn

ITEM 2(b)                      Address of Principal Business Office or, if none,
                               RESIDENCE:
                               See Item 1(b).


ITEM 2(c)                      CITIZENSHIP:
                               United States

ITEM 2(d)                      TITLE OF CLASS OF SECURITIES:
                               Common Stock, par value $.01 per share

ITEM 2(e)                      CUSIP NO.:
                               687787 10 1

ITEM 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
                               Not applicable

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                                                              Page 4 of 5 Pages



ITEM 4                         OWNERSHIP:

(a)                            AMOUNT BENEFICIALLY OWNED:

                               516,775

(b)                            PERCENT OF CLASS:

                               9.8

(c)                            Number of shares as to which such person has:

                                  (i)  SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                                    516,775

                                 (ii)SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                                    0

                                (iii)SOLE POWER TO DISPOSE OR TO DIRECT THE
                                     DISPOSITION OF:

                                    516,775

                                 (iv)SHARED POWER TO DISPOSE OR TO DIRECT THE
                                     DISPOSITION OF:

                                    0

ITEM 5                         Ownership of Five Percent Or Less Of a Class:
                               Not applicable

ITEM 6                         Ownership of More Than Five Percent on Behalf of
                               Another Person:
                               Not applicable

ITEM 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
                               Not applicable

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                                                               Page 5 of 5 Pages


ITEM 8 Identification and Classification of Members of the Group:
                               Not applicable

ITEM 9                         Notice of Dissolution of Group:
                               Not applicable

ITEM 10                        Certification:
                               Not applicable



                                SIGNATURE


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    July 19, 1996






                              By: /s/ Frank D. Osborn
                                  -------------------------
                                 Name:  Frank D. Osborn
                                 Title: President